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                                                                  Exhibit  24.01

                         REPORT OF INDEPENDENT AUDITORS

      In connection with our audits of the consolidated financial statements of Netegrity, Inc. as of December 31, 1997 and December 31, 1996 and for the fiscal year ended December 31, 1997, the nine-month transition period ended December 31, 1996, and the fiscal year ended March 31, 1996, we have also audited the consolidated schedules included in this Annual Report (Form 10-K) for the fiscal year ended December 31, 1997 as listed in Item 14(A)(2).

      In our opinion, the consolidated schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be stated therein.

                                                       COOPERS & LYBRAND, L.L.P

Boston, Massachusetts
February 13, 1998



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